                                                                       EXHIBIT 8



_____________________________, 1998



PERSONAL AND CONFIDENTIAL
-------------------------
BY HAND
-------
                                     DRAFT
                                     -----
Mr. William L. Marks
Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, Louisiana 70130

Mr. Bill M. Simms
The First National Bancorp of Greenville, Inc.
100 W. Commerce Street
Greenville, AL 36037


Dear Messrs. Marks and Simms:

This opinion is being furnished to you in connection with the proposed acquisition of The First National Bancorp of Greenville, Inc. ("Holding") and its wholly owned banking subsidiary, The First National Bank of Greenville ("Bank"), by Whitney Holding Corporation ("Whitney"), which will be completed on ___________________________,1998 ("the Effective Date"). You have requested our opinion concerning the following:

 .    That the merger of Holding into Whitney will qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("the Code").

 .    That the exchange of Holding common stock to the extent exchanged solely for Whitney common stock will not give rise to gain or loss for federal income tax purposes to the holders of Holding common stock with respect to such exchange.

 .    That the merger of Bank into Whitney National Bank ("WNB"), a wholly-owned banking subsidiary of Whitney, will qualify as a reorganization under
     Section 368(a)(1)(A) of the Code.

You have asked for our opinion on the federal income tax consequences to Whitney, Holding, Bank, WNB and the stockholders of Holding. In rendering our opinion, we have relied upon the accuracy and completeness of the facts, assumptions, and information as contained in the Agreement and Plan of Merger dated as of March 24, 1998 (in each case, without regard to any

Mr. William L. Marks
Mr. Bill M. Simms
Page 2

_______________________, 1998




limitation based on Whitney's or Holding's knowledge or belief). ("Plan of Merger"), including all exhibits attached thereto, the Registration Statement on Form S-4, and the representations included below. You have represented that such facts, assumptions, and representations are true, correct, and complete. However, we have not independently audited or otherwise verified any of these facts, assumptions, or representations. A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions, or representations upon which we have relied may require a modification of all or a part of this opinion.

PREMISE OF OPINION
------------------

Our opinion is based solely on our interpretation of the Code; U.S. federal income tax regulations thereunder; relevant judicial decisions; and guidance issued by the Internal Revenue Service (the "Service") including revenue rulings and revenue procedures; and other authorities that we deemed relevant; in each case as of the date of this opinion.

U.S. federal income tax laws and regulations, and the interpretations thereof, are subject to change, which changes could adversely affect this opinion. If there is a change in the Code, the regulations thereunder, the administrative guidance issued thereunder, or in the prevailing judicial interpretation of the foregoing, the opinion expressed herein would necessarily have to be reevaluated in light of any such changes. Our opinion is as of the date of this letter and we have no responsibility to update this opinion for changes in applicable law or authorities occurring after this date.

Our opinion does not address the potential tax consequences of any transactions, events, or circumstances other than the transactions as described herein. In addition, our opinion is limited to the U.S. federal income tax consequences set forth below. Our opinion does not address any non-income, state, local, or foreign tax consequences of the transactions. We also express no opinion on non-income tax issues, such as corporate law or securities matters.

This opinion does not address the U.S. federal income tax consequences of the transactions to any Holding common stockholder that has a special status, including (without limitation) insurance companies; financial institutions; broker-dealers; foreign corporations; estates and trusts not subject to U.S. federal income tax on their income regardless of source; and persons who are not citizens or residents of the United States; and persons who acquired stock as the result of the exercise of an employee stock option, pursuant to an employee stock purchase plan, or otherwise as compensation.

Our opinion is not binding on the Service, and there can be no assurance that the Service will not take positions contrary to such opinion or will not be successful in sustaining such contrary positions. However, should the Service challenge the U.S. federal income tax treatment of the

Mr. William L. Marks
Mr. Bill M. Simms
Page 3

_______________________, 1998



matters discussed below, our opinion reflects our assessment of the probable outcome of litigation based solely on an analysis of the existing authorities relating to such matters.

This opinion is solely for the benefit of Holding, Whitney, Bank, and WNB, and is not intended to be relied upon by anyone other than Holding, Whitney, Bank, and WNB. Although you do hereby have our express consent to inform Holding common stockholders of our opinion by including copies of this letter as an exhibit in the Registration Statement on Form S-4 for the proposed transaction and by making reference to us and our opinion in the Proxy Statement-Prospectus forming a part of the Registration Statement, we assume no responsibility for any tax consequences to them. Instead, each of these parties should consult and rely upon the advice of his/her/its counsel, accountant or other tax advisor. Except to the extent expressly permitted hereby, and without the prior written consent of this firm, this letter may not be quoted in whole or in part or otherwise referred to in any documents or delivered to any other person or entity.

PROPOSED TRANSACTIONS
---------------------

Our understanding of the proposed transactions, as described in the Plan of Merger, is as follows:

  A. Holding will be merged with and into Whitney ("Company Merger") on the Effective Date and at the Effective Time pursuant to the Louisiana Business Corporation Law and the Alabama Business Corporation Law.

  B. On the Effective Date and pursuant to the Company Merger, except for shares of Holding common stock as to which dissenter's rights have been perfected and not withdrawn or otherwise forfeited, and except for shares held by Holding as treasury shares which shall by reason of the Company Merger be canceled, each issued and outstanding share of Holding common stock shall be converted into shares of Whitney common stock based on the terms contained in section 2 of the Plan of Merger. As a result of the Company Merger, the stockholders of Holding will own less than 5% of the outstanding stock of Whitney. In lieu of issuing fractional shares of Whitney common stock as a result of the Company Merger, common stockholders of Holding will be entitled to receive a cash payment equal to such fractional share multiplied by the designated value of a share of Whitney common stock.

  C. Subsequent to the Company Merger, Bank will be merged with and into WNB ("Bank Merger") under the Articles of Association of WNB pursuant to the provisions of 12 U.S.C. Section 215a, et. seq. No additional shares of WNB stock will be issued, and all of the outstanding stock of Bank will be canceled, as a result of the Bank Merger. The Bank

Mr. William L. Marks
Mr. Bill M. Simms
Page 4

_______________________, 1998


Merger shall become effective at the time specified or permitted by the Comptroller in a certificate or other written record issued by the Office of the Comptroller of the Currency.

ADDITIONAL REPRESENTATIONS
--------------------------

In addition to the representations included in the Plan of Merger, the following representations have been made to us by representatives of Whitney, WNB, Holding, and Bank:

  a) Whitney, WNB, Holding, Bank, and the stockholders of Holding will pay their respective expenses, if any, incurred in connection with the successful consummation of the transaction.

  b) There is no indebtedness existing between any member of the Holding consolidated group, on the one hand, and any member of the Whitney consolidated group on the other hand.

  c) The fair market value of the assets of Holding transferred to Whitney will equal or exceed the sum of the liabilities assumed by Whitney plus the amount of liabilities, if any, to which the transferred assets are subject.

  d) The shareholders of Holding do not own, directly or constructively, stock in Whitney that comprises a 50 percent or greater controlling interest in Whitney pursuant to Section 304(c).

  e) The fair market value of the assets of Bank transferred to WNB will equal or exceed the sum of the liabilities assumed by WNB plus the amount of liabilities, if any, to which the transferred assets are subject.

  f) None of the compensation received by any stockholders that are employees of either Holding or Bank ("stockholder-employees") will be separate consideration for, or allocable to, any of their shares of Holding common stock; none of the shares of Whitney common stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

  g) Holding will be merged with and into Whitney, pursuant to the Louisiana Business Corporation Law and the Alabama Business Corporation Law.

Mr. William L. Marks
Mr. Bill M. Simms
Page 5

_______________________, 1998


  h) Except for restrictions placed upon the disposition of Whitney common stock pursuant to agreements made by certain officers, directors and shareholders of Holding in the shareholder commitments referred to in Section 6.02(g) of the Plan of Merger and Rule 145 under the federal securities laws, the Holding common stockholders will have unrestricted rights of ownership of Whitney common stock received in the transaction, and their ability to retain the Whitney common stock received in the transaction will not be limited in any way.

  i) The ratio for the exchange of shares of Holding common stock for Whitney common stock in the transaction was negotiated through arm's length bargaining. Accordingly, the fair market value of the Whitney common stock to be received by Holding common stockholders in the transaction will be approximately equal to the fair market value of the Holding common stock surrendered by such stockholders in exchange therefor.

  j) The shareholders of Holding will receive in exchange for their Holding common stock a number of shares of Whitney common stock having a fair market value equal to at least 50% of the value of their Holding stock on the Effective Date. Except for cash received for fractional shares discussed below, under the terms of the Plan of Merger the shareholders of Holding who do not exercise dissenters' rights will receive solely Whitney common stock in exchange for their Holding stock. Redemptions or acquisitions of Holding stock by Holding or any related party and extraordinary distributions (i.e., distributions with respect to stock other than regular, normal dividends), prior to and in connection with the transactions will be taken into account for purposes of this representation.

  k) Neither Whitney, WNB, Holding, Bank, nor any related party has any plan or intention to reacquire any of the stock issued in the transaction. For purposes of this opinion, a "related party" includes any corporation (i) that is a member of any affiliated group, as defined in Section 1504 (determined without regard to Section 1504(b)), of which Whitney is a member, or (ii) whose purchase of Whitney stock would be treated as a distribution in redemption of stock of Whitney under Section 304(a)(2) (determined without regard to Reg. Section 1.1502-80).

The following representations have been made to us by representatives of Whitney and WNB:

  l) Whitney and WNB have no plan or intention to sell or otherwise dispose of any of the assets of Holding or Bank acquired in the transactions, except for dispositions made in the ordinary course of business or transfers described in Section

Mr. William L. Marks
Mr. Bill M. Simms
Page 6

_______________________, 1998



     368(a)(2)(C) of the Code, and except for Bank common stock to be canceled in the Bank Merger.

  m) Neither Whitney, WNB, nor any related party under Section 304(c) currently own any stock interest in Holding or Bank.

  n) Following the transactions, Whitney and WNB will continue the historic businesses of Holding and Bank, respectively, or use a significant portion of these historic business assets in the operation of a trade or business.

  o) The payment of cash in lieu of fractional shares of Whitney common stock is solely for the purpose of avoiding the expense and inconvenience to Whitney of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Holding stockholders instead of issuing fractional shares of Whitney common stock will not exceed (1) one percent of the total consideration that will be issued in the transaction to the Holding stockholders in exchange for their shares of Holding common stock. The fractional share interests of each Holding stockholder will be aggregated, and no Holding stockholder will receive cash for such fractional share interests in an amount equal to or greater than the value of one full share of Whitney common stock.

  p) The assumption by Whitney of the liabilities of Holding, and WNB of the liabilities of Bank, pursuant to the transactions are for bona fide business purposes and the principal purpose of such assumptions is not the avoidance of federal income tax on the transfer of assets of Holding to Whitney, or Bank to WNB, respectively, pursuant to the transactions.

  q) Whitney and WNB are not investment companies as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

  r) The proposed transactions are being undertaken for reasons germane to the continuance of the business of Whitney and WNB.

  s) Bank will be included as a member of the Whitney consolidated group as defined in Section 1504 immediately after the Company Merger and will remain a member of such group until the consummation of the Bank Merger.

  t) There is no plan or arrangement to have WNB leave the Whitney consolidated group.

Mr. William L. Marks
Mr. Bill M. Simms
Page 7

_______________________, 1998


  u) WNB and Bank will be members of the same consolidated group at the time of the Bank Merger, and all parties will treat the Bank Merger as occurring between two members of a single consolidated group.

  v) Bank will be merged with and into WNB under the Articles of Association of WNB pursuant to the provisions of 12 U.S.C. Section 215a, et. seq.

The following representations have been made to us by representatives of Holding and Bank:

  w) The liabilities of Holding and Bank assumed by Whitney and WNB, respectively, and the liabilities to which the transferred assets of Holding and Bank are subject were incurred by Holding and Bank in the ordinary course of business.

  x) Holding and Bank are not investment companies as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

  y) Holding and Bank are not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

  z) The proposed transaction is being undertaken for reasons germane to the continuance of the business of Holding and Bank.

ANALYSIS OF APPLICABLE FEDERAL TAX PROVISIONS
---------------------------------------------

A.   Exchange of Whitney Stock for Holding Stock
     -------------------------------------------

Section 354(a)(1) addresses the effects of corporate reorganizations on shareholders, providing in general that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation, a party to the reorganization.

For purposes of Section 354, the terms "reorganization" and "party to a reorganization" mean only a reorganization or a party to a reorganization as defined in Sections 368(a) and 368(b). Section 368(a)(1)(A) states that the term reorganization includes a statutory merger or consolidation. Reg. Section 1.368-2(b)(1) states that in order for a transaction to qualify as a reorganization under Section 368(a)(1)(A), the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or State or Territory or the District of Columbia. Under Section 368(b), the term party to a reorganization includes both

Mr. William L. Marks
Mr. Bill M. Simms
Page 8

_______________________, 1998



corporations in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.

Based on the representations set forth above and the representations included in the Plan of Merger, the merger of Holding into Whitney under the Louisiana Business Corporation Law and the Alabama Business Corporation Law and the merger of Bank into WNB under the provisions of 12 U.S.C. Sec. 215a will qualify as a reorganization under Section 368(a)(1)(A). In addition, the merger of Bank into WNB may qualify as a reorganization under Section 368(a)(1)(D) by virtue of
Section 354, since it may occur up to one year following the merger of Holding into Whitney. That section provides, in relevant part, that a transfer by a corporation of substantially all of its assets to another corporation is a tax free reorganization if immediately after the transfer the transferor corporation, or one or more of its shareholders (including persons who were shareholders immediately before the transfer) is in control of the corporation to which the assets are transferred; but only if, in pursuance of the plan of reorganization, stock or securities of the corporation to which the assets are transferred are distributed in a transaction which qualifies under section 354 or 356. The instant case may qualify as a type "D" reorganization because Whitney, as the sole shareholder of Bank immediately before the merger of Bank into WNB, will control WNB immediately after the merger (control being defined with reference to Section 304(c) in this case). See Rev. Rul. 75-161, 1975-1 CB 114 (a type "A" reorganization may also qualify as a type "D" reorganization). Under this Revenue Ruling, where these reorganization provisions overlap, the provisions of Section 357(c)(1)(B) governing gain recognition where liabilities exceed basis in a "D" reorganization may apply. However, under Reg. Section 1.1502-80(d), Section 357(c) does not apply to the transaction in question since WNB and Bank will be members of the same consolidated group at the time of the Bank Merger, and there is no plan or arrangement for WNB to leave the consolidated group.

B.   Additional Regulatory Requirements Relating to Tax-Free Reorganizations
     -----------------------------------------------------------------------

The regulations under Section 368 require as a part of a reorganization a continuity of the business enterprise under the modified corporate form, a bona fide business purpose for the reorganization, and a continuity of interest.
Reg. Section 1.368-1(d)(2) states that the continuity of business enterprise requirement is met if the acquiring corporation either continues the acquired corporation's historic business or uses a significant portion of the acquired corporation's business assets in the operation of a trade or business. Based on the representations set forth above, the continuity of business enterprise requirement is met with respect to the assets and business operations of Holding and Bank.

Reg. Section 1.368-2(g) indicates that in addition to coming within the scope of the specific language of Sec. 368(a), a reorganization must also be "undertaken for reasons germane to the

Mr. William L. Marks
Mr. Bill M. Simms
Page 9

_______________________, 1998


continuance of the business of a corporation a party to the reorganization." If the transaction or series of transactions has no business or corporate purpose, then the plan is not a reorganization pursuant to Section 368(a). [Reg. Section 1.368-1(c).] In the Proxy Statement-Prospectus, a discussion of the reasons for the Plan of Merger is included. In general, there is a desire to combine the financial and managerial resources of WNB and Bank to pursue consumer and commercial banking business in markets currently served by Bank. Whitney's business strategy includes expansion in the Gulf Coast region, and Whitney's management identified Bank as an institution that fits well with this strategy. With respect to Holding and Bank, the business, prospects, and financial conditions of Bank and Whitney, and the general favorable impact of the merger of Holding into Whitney on various constituencies serviced by Bank, including its customers, employees and communities were factors in the decision to adopt the Plan of Merger. Based on the reasons stated in the Proxy Statement-Prospectus and the representations set forth above, the transactions meet the business purpose requirement.

The continuity of interest requirement must also be met. That doctrine does not require that all shareholders of the acquired corporation receive a proprietary interest in the surviving corporation in the transaction; it is not even necessary for a substantial percentage of such shareholders to receive such an interest. The IRS indicated in Revenue Procedure 77-37 that a sufficient proprietary interest is an interest with a value that is at least 50% of the total equity value of the acquired corporation. Further, unlike prior IRS position, under recently finalized regulations such shareholders are generally not required to retain their interests in the reorganized entity, as discussed below.

The IRS has recently finalized regulations in the continuity of interest area that greatly liberalize the rules. In general, provided a sufficient amount of stock is issued in the transaction to establish requisite continuity of interest, new Treas. Reg. (S)1.368-1(e) permits shareholders to dispose of such stock immediately following the reorganization (provided that such disposition is not made to the issuing corporation or a corporation related to the issuing corporation).

Under the regulations, continuity of interest is met if, in substance, a substantial part of the value of the proprietary interests in the target corporation are preserved in the reorganization. In this regard, a proprietary interest in the target corporation generally is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the acquiring corporation (or, for purposes of this opinion, a corporation in control of the acquiring corporation, within the meaning of Section 368(c)). However, a proprietary interest in the target corporation generally is not preserved if, in connection with the potential reorganization, it is acquired for consideration other than stock of the acquiring corporation, or stock of the acquiring corporation furnished in the transaction is redeemed.

Mr. William L. Marks
Mr. Bill M. Simms
Page 10

_______________________, 1998


All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved. Importantly, for purposes of the continuity of interest requirement, a mere disposition of stock of the target corporation prior to a potential reorganization to persons not related to the target corporation (as defined below) or to persons not related to the acquiring corporation is disregarded. In addition, a mere disposition of stock of the acquiring corporation received in a potential reorganization to persons not related to the acquiring corporation is disregarded. In this regard, two corporations are related if they are members of the same affiliated group as defined in section 1504 (determined without regard to section 1504(b)); or a purchase of the stock of one corporation by another corporation would be treated as a distribution in redemption of the stock of the first corporation under section 304(a)(2) (determined without regard to section 1.1502-80(b)).

In addition to the final regulations, the IRS issued temporary and proposed regulations (Treas. Reg. 1.368-1T(e)) providing that a proprietary interest in Target is not preserved if, in connection with a potential reorganization, it is redeemed or acquired by a person related to Target, or to the extent that, prior to and in connection with a potential reorganization, an extraordinary distribution is made with respect to it.

Based on the representations set forth above, the transactions meet the continuity of interest requirement because a sufficient proprietary interest in Whitney is issued to the former Holding shareholders.

Other Operational Code Provisions
---------------------------------

Section 356(a)(1) provides that if Section 354 would apply to an exchange but for the fact that the property received in the exchange consists not only of property permitted to be received under Section 354 without the recognition of gain but also of other property or money then the gain, if any, to the recipient shall be recognized but not in excess of the sum of money and the fair market value of such other property. Section 356(c) states that no loss from the exchange may be recognized by the shareholder.

In other official pronouncements (Rev. Rul. 74-515, 1974-2 C.B. 118; Rev. Rul. 74-516, 1974-2 C.B. 121), the Service has treated the distribution of cash distributed as part of a reorganization and in a transaction subject to Section 356 considerations by applying the redemption principles under Section 302.
Section 302 provides, in part, that a redemption will be treated as a distribution in part or full payment in exchange for stock if it can meet the tests of that section.

In Rev. Rul. 66-365, the Service announced that in a transaction qualifying as a reorganization under Section 368(a)(1)(A) of the Code where a cash payment is made by the acquiring

Mr. William L. Marks
Mr. Bill M. Simms
Page 11

_______________________, 1998


corporation in lieu of fractional shares and is not separately bargained for, such cash payment will be treated under Section 302 of the Code as in redemption of fractional share interests. Therefore, each shareholder's redemption will be treated as a distribution in full payment in exchange for his or her fractional share interest under Section 302(a) of the Code and accorded capital gain or loss treatment provided the redemption is not essentially equivalent to a dividend and that the fractional shares redeemed constitute a capital asset in the hands of the holder as discussed below. In Rev. Proc. 77-41, the Service stated that "a ruling will usually be issued under Section 302(a) of the Code that cash to be distributed to shareholders in lieu of fractional share interests arising in corporate reorganizations...will be treated as having been received in part or in full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration."

Under Section 358(a)(1), in the case of an exchange to which Section 354 or
Section 356 applies, the basis of property which is permitted to be received under such section without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by the amount of any money received by the recipient and the amount of loss recognized by the recipient as a result of the exchange and increased by the amount which was treated as a dividend and the amount of other gain recognized by the recipient as a result of the transaction.

It should be noted that where cash is received in lieu of fractional shares, the substance of the transaction is that of a hypothetical receipt of the fractional shares and then a redemption of such shares. Therefore, the basis that is to be allocated to the stock of the acquiring corporation received must be allocated to the shares retained and the fractional shares hypothetically received. The
                       ---
gain or loss attributable to the receipt of cash in lieu of fractional shares is measured by comparing the cash received with the basis allocated to the fractional shares that are hypothetically received, and such gain or loss is recognized as discussed earlier pursuant to Rev. Rul. 66-365.

In other instances where other property or money is also received under Section 356, the redemption principles of Section 302 are applied to determine if the payments should be treated as dividend distributions or payments in exchange for stock. Thus, cash payments made by the acquiring corporation to a dissenting shareholder of the acquired corporation in a reorganization under Section 368 are treated as made in exchange for the shareholder's stock if the payment meets the requirements of Section 302. The Supreme Court in Clark vs. Comr., 489 U.S.
                                                       ---------------
726, applied the tests of Section 302 by viewing the exchange involving cash or other property as a "hypothetical post-reorganization redemption." The Court viewed the exchange as first an exchange of solely stock of the acquiring corporation for the acquired company stock, followed by an exchange by the shareholder of the newly acquired stock for cash from the acquiring corporation. The Section 302 tests were applied to the second hypothetical exchange.

Mr. William L. Marks
Mr. Bill M. Simms
Page 12

_______________________, 1998


Note, to the extent that cash received by a dissenting shareholder represents a payment of interest, such cash will generally be taxed as ordinary income with no basis offset.

One of the tests of Section 302 provides that where there is a complete redemption of all of a shareholder's stock in a corporation (after consideration of the constructive ownership rules of Section 302(c)), the redemption payment is treated as made entirely in exchange for the shareholder's stock in the corporation (Section 302(b)(3)). The constructive ownership rules of Section 302(c) are generally contained in Section 318 and provide that an individual or entity is treated as owning the stock owned by certain other related individuals and entities. Where there is a complete termination of the shareholder's interest, the constructive ownership rules may be waived if certain conditions are met.

Code Section 361(a) states that, as a general rule, no gain or loss is to be recognized by a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.
Section 361(b) states that if Section 361(a) would apply to an exchange but for the fact that the property received in exchange consists not only of stock or securities afforded nonrecognition treatment under Section 361(a), but also of other property or money, then provided the corporation receiving such other property or money distributes it in pursuance to the plan of reorganization, no gain to the corporation shall be recognized from the exchange. Section 361(c) states that as a general rule no gain or loss shall be recognized to a corporation a party to a reorganization on the distribution to its shareholders of any stock in another corporation which is a party to the reorganization if such stock was received by the distributing corporation in the exchange.

Section 1032(a) states that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for such corporation's stock, including treasury stock.

Code Section 362(b) states that the basis of property received by the acquiring corporation in a reorganization is the same as it would be in the hands of the transferor of the assets, increased by any gain recognized by the transferor. The transferors for purposes of the preceding sentence in the instant case are Holding and Bank.

Section 1221 defines a capital asset as property held by the taxpayer which is not inventory or other property held by the taxpayer primarily for sale to customers in the ordinary course of a trade or business, property used in the taxpayer's trade or business subject to the allowance for depreciation under
Section 167, a copyright, literary, musical or artistic composition, a letter or memorandum, or similar property created by the personal efforts of the taxpayer, accounts or notes receivable acquired in the ordinary course of a trade or business for services rendered or from the sale of inventory or other property held by the taxpayer primarily for sale to

Mr. William L. Marks
Mr. Bill M. Simms
Page 13

_______________________, 1998


customers in the ordinary course of business, or a publication of the United States Government which is received from the United States Government or any agency thereof other than by purchase at the price at which it is offered for sale to the public.

Section 1223(1) states that in determining the period for which a taxpayer has held property received in an exchange, there shall be included the period for which he or she held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis as the property exchanged and the property exchanged was a capital asset as defined in
Section 1221 as of the date of the exchange.

Section 1223(2) states that for determining the period for which the taxpayer has held property however acquired there shall be included the period for which such property was held by another person if the property has the same basis in whole or in part in his hands as it would have had in the hands of such other person.

Subchapter P of Chapter 1 of the Code provides limitations on the recognition of capital gains and losses including, but not limited to, the allowance of capital losses to the extent of capital gains with respect to corporate taxpayers and the allowance between $1,500 and $3,000 of net capital losses with respect to taxpayers other than corporate taxpayers.

OPINION
-------

Based upon all of the foregoing, including representations of the management of Whitney, WNB, Holding, and Bank, it is our opinion that:

  a) The merger of Holding with and into Whitney, as described above, will constitute a reorganization under Section 368 of the Code (Section 368(a)(1)(A)).

  b) Holding and Whitney will each be "a party to a reorganization" (Section 368(b)).

  c) No gain or loss will be recognized by the common stockholders of Holding on the receipt of solely Whitney common stock in exchange for surrendered Holding common stock pursuant to the plan of reorganization (Section 354(a)(1)).

  d) The tax basis of the Whitney common stock received by Holding common stockholders will be the same as the basis of the Holding common stock surrendered in exchange therefor, decreased by the amount of basis allocated to the fractional shares that are hypothetically received by the stockholder and redeemed for cash (Section 358(a)(1)).

Mr. William L. Marks
Mr. Bill M. Simms
Page 14

_______________________, 1998


  e) The holding period of the Whitney common stock received by the Holding common stockholders will include the period during which the Holding common stock surrendered in exchange therefor was held, provided that the Holding common stock is held as a capital asset in the hands of the Holding stockholders on the Effective Date (Section 1223(1)).

  f) The payment of cash in lieu of fractional share interests of Whitney common stock will be treated as if each fractional share was distributed as part of the exchange and then redeemed by Whitney. Subject to the conditions and limitations of Section 302(a) of the Code, these cash payments will be treated as having been received as distributions in full payment in exchange for the Whitney common stock. Any gain or loss recognized upon such exchange (as determined under Section 1001 and subject to the limitations of Section 267) will be capital gain or loss provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder (Rev. Rul. 66-365 and Rev. Proc. 77-41).

  g) Each shareholder of Holding who elects to dissent from the merger transaction involving Holding and Whitney, and receives cash in exchange for his shares of Holding common stock, will be treated as receiving such payment (other than any amounts constituting interest, which will be treated as ordinary income) in complete redemption of his shares of Holding, provided such shareholder does not actually or constructively own any Holding common stock after the exchange under the provisions and limitations of Section 302.

  h) No gain or loss will be recognized by Holding on the transfer of all of its assets to Whitney solely in exchange for Whitney common stock and cash in lieu of fractional shares which is subsequently distributed to Holding common stockholders pursuant to the plan of reorganization (Section 361).

  i) No gain or loss will be recognized by Whitney on the receipt by Whitney of substantially all of the assets of Holding in exchange for Whitney stock (Section 1032(a)).

  j) The tax basis of Holding's assets in the hands of Whitney will be the same as the basis of those assets in the hands of Holding immediately prior to the merger (Section 362(b)). The tax basis of Holding's assets in the hands of Whitney will not be increased by any cash paid to dissenters or cash paid in lieu of fractional shares.

  k) The holding period of the assets of Holding in the hands of Whitney will include the period during which such assets were held by Holding (Section 1223(2)).

Mr. William L. Marks
Mr. Bill M. Simms
Page 15

_______________________, 1998


  l) The merger of Bank with and into WNB, as described above, will constitute a reorganization under Section 368 of the Code (Section 368 (a)(1)(A)).

  m) WNB and Bank will each be a "party to a reorganization" (Section 368 (b)).

  n) No gain or loss will be recognized by Whitney or WNB on the merger of Bank into WNB (Section 1032).

  o) No gain or loss will be recognized by Bank on the transfer of all of its assets to WNB pursuant to the plan of reorganization (Section 361).

  p) The tax basis of Bank's assets in the hands of WNB will be the same as the basis of those assets in the hands of Bank immediately prior to the transaction (Section 362(b)).

  q) The holding period of the assets of Bank in the hands of WNB will include the period during which such assets were held by Bank (Section 1223(2)).

We express no opinion on the impact, if any, on any other sections of the Code, including but not limited to Section 382, other than that as stated immediately above, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

In analyzing the authorities relevant to the potential tax issues outlined in the opinion we have applied the standards of "substantial authority" and "more likely than not the proper treatment," as used in Section 6662 under current law. Based upon our analysis, we have concluded that there is substantial authority for the indicated tax treatment of the transaction, and we also believe the indicated tax treatment of the transaction is more likely than not the proper treatment.


Very truly yours,

ARTHUR ANDERSEN LLP


By
  Charles A. Giraud, III

Copies to:   Joseph S. Schwertz, Jr., Esq.
             Patrick J. Butler, Jr., Esq.
             Elisha C. Poole, Esq.
             Paul S. Ware, Esq.
             Elizabeth B. Martin